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                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 8, 2006


UBS AG o% Principal Protected Notes
Linked to the UBS Diapason Global Biofuel Index Excess Return
OFFERING GROWTH POTENTIAL WITH PRINCIPAL PROTECTION

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INDICATIVE TERMS
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  Issuer                   UBS AG
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  Issue Price              $10.00 per Note
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  Underlying Index         UBS Diapason Global Biofuel Index Excess Return
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  Term                     3 Years
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  Protected Amount:        Between $9.40 and $9.80 (to  be determined
  (per $10.00)             on Trade Date)
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  Payment on               Protected Amount plus the GREATER OF:
  Maturity Date            o 10.00 x Index Return
                             OR
                           o Zero
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  Index Return             Index Ending Level-Index Starting Level
                           ---------------------------------------
                                    Index Starting Level
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  Index Starting Level     The closing level of the Index on the Trade Date
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  Index Ending Level       The closing level of the Index on the Final
                           Valuation Date
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  Trade Date*              June 23, 2006
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  Settlement Date*         June 30, 2006
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  Final Valuation          June 24, 2009
  Date*
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  Maturity Date*           June 30, 2009
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  *EXPECTED
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PRODUCT DESCRIPTION
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Principal Protected Notes provide full exposure to potential price appreciation in the UBS Diapason Global Biofuel Index Excess Return (the "Index"), less 2% to 6% of principal, to be determined on Trade Date. Principal protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to commodities. Principal protection only applies at maturity.


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BENEFITS
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|_|  Growth Potential - Investors receive full upside appreciation of the UBS
     Diapason Global Biofuel Index Excess Return

|_| Preservation of Capital - At maturity, you will receive a cash payment no less than between $9.40 and $9.80 per $10.00 principal amount (to be determined on Trade Date)

|_| Alternative Energy Exposure: Currently provides portfolio exposure to 10 futures contracts on physical commodities used in biofuel production


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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: PROTECTED AMOUNT OF $9.60 PER $10.00 PRINCIPAL AMOUNT AT MATURITY

                               [GRAPHIC OMITTED]

                   INDEX                      NOTES
                   RETURN                    RETURN*
                  ------------------------------------
                     60%                       56%
                     40%     ===============>  36%
                     20%                       16%
                     10%                        6%
                  ------------------------------------
                      4%     ===============>   0%
                  ------------------------------------
                      0%                       -4%
                    -10%                       -4%
                    -20%     ===============>  -4%
                    -30%                       -4%
                    -40%                       -4%

This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June o, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Registration No. 333-132747
                                                  Dated June 8, 2006

================================================================================
INDEX DESCRIPTION
================================================================================

UBS DIAPASON GLOBAL BIOFUEL INDEX EXCESS RETURN

The Index is comprised of international commodities diversified within the biofuel sector and is designed to be a benchmark for biofuel investments. The Index is composed of futures contracts on 10 physical commodities related to the global production of ethanol and biodiesel. Since the launch of the Index on March 7, 2006, the two biofuel groups have respective weights of 83.01% for ethanol and 16.99% for biodiesel.


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CURRENT INDEX COMPONENTS & RELATIVE WEIGHTS
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       [THE FOLLOWING DATA REPRESENTS A PIE CHART IN THE PRINTED PIECE.]

                              Soybean Oil   7%
                              Corn         30%
                              Sugar #11    29%
                              Sugar #5      4%
                              Wheat        14%
                              Barley        1%
                              Rice          2%
                              Lumber        3%
                              Rapeseed      7%
                              Canola        3%


Source: UBS Investment Bank, Diapason Commodities Management


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INVESTOR SUITABILITY AND KEY RISKS
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THE NOTES MAY BE SUITABLE FOR YOU IF:

o You seek an investment with a return linked to the performance of the Index.

o You are willing to accept the risk of fluctuations in commodities prices in general and exchange traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

o You are willing to invest in the Notes based on the range indicated for the Protected Amount.


THE NOTES MAY NOT BE SUITABLE FOR YOU IF:
              ---
o You are not willing to be exposed to fluctuations in commodities prices in general and exchange traded futures contracts on commodities used in the production of ethanol and biodiesel traded on various international exchanges in particular

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

o You are not willing to accept the risk that you may lose some of your principal.

o    You are unable or unwilling to hold the Notes to maturity.

o You will create an overconcentrated position in the commodities sector of your portfolio, particularly ethanol and biodiesel, by owning the Notes.

o    You seek current income from your investment.

o    You seek investment for which there will be an active secondary market.


KEY RISKS:

o Market risk--Amounts payable on the Notes and their market value will depend on the performance of the Index

o No interest payments--You will not receive any periodic interest payments on the Notes

o Principal protection between $9.40 and $9.80 (to be determined on the trade date) only if you hold the Notes to maturity--You should be willing to hold your Notes to maturity.

o There may be little or no secondary market for the Notes--The Notes will not be listed or displayed on any securities exchange.

o    Limited performance history--The Index has a limited performance history.

o Potential overconcentration--The exchange-traded physical commodities underlying the futures contracts included in the Index may be concentrated in a limited number of sectors and may carry similar risks to that of a concentrated securities investment in a limited number of industries or sectors.

INVESTORS ARE URGED TO REVIEW "RISK FACTORS" IN THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A MORE DETAILED DESCRIPTION OF THE RISKS RELATED TO AN INVESTMENT IN THE NOTES.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING PROPERTY OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING ASSET OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-413-9657.